SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )

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ECHO THERAPEUTICS, INC.
(Name of registrant as specified in its charter)

Platinum Partners Value Arbitrage Fund L.P.
Platinum Long Term Growth VII, LLC
Platinum Partners Liquid Opportunity Master Fund L.P.
Platinum-Montaur Life Sciences, LLC
Platinum Management (NY) LLC
Platinum Liquid Opportunity Management (NY) LLC
Mark Nordlicht
Uri Landesman
Shepard M. Goldberg
(Name of person(s) filing proxy statement, if other than the registrant)

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Platinum Management (NY) LLC, together with the other participants named herein (collectively, “Platinum”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of Platinum’s highly-qualified director nominee at the upcoming 2014 annual meeting of stockholders of Echo Therapeutics, Inc.

On June 10, 2014, Platinum issued the following press release:

Platinum Releases Statement on Echo Therapeutics Upcoming Annual Meeting

Comments on Report from Leading Analyst That States "Proxy Battle is Last Chance for Investors"

NEW YORK, June 10, 2014 /PRNewswire/ -- Platinum Management (NY) LLC and certain affiliates, the largest stockholder of Echo Therapeutics, Inc., (ECTE) ("Echo" or "Company") owning approximately 20% of the common stock, issued the following statement regarding the upcoming June 19th annual meeting of Echo stockholders:

As we approach June 19th, we appreciate the supportive comments offered to us by fellow Echo investors in connection with our effort to elect a highly qualified, independent candidate to the Company's Board.  It is particularly gratifying, after Echo management had falsely labeled us as holders whose interests are not aligned with other Echo stockholders, to receive encouragement from our fellow stockholders who have indicated they too are frustrated with the Company's poor performance over the past several years. We trust that Echo stockholders recognize that they have an opportunity NOW to bring positive change to the Company and to the long-term future of their investment through the election of our nominee Shepard M. Goldberg.  We urge stockholders not to be misled by Echo's costly and wasteful proxy campaign, which revolves around the mistaken notion that change is not necessary at Echo.

Platinum is also pleased to report that recently a leading analyst, LifeTech Capital, observed that Platinum's interests are more closely aligned with Echo stockholders than the current Board's, and recognized the opportunity Echo investors have to affect positive change at the Company on June 19th.  On May 28th LifeTech Capital declared:

"Proxy Battle is Last Chance for Investors. Echo Board Remains Tone-Deaf: We note with some irony that after a disastrous 2 years where Echo's stock declined 95% due to multiple poorly executed financings, including an incredibly ill-timed 1 for 10 reverse-split, the Board of Directors is objecting to giving their 20% majority shareholder an additional seat on the board claiming they would not represent all shareholders. Perhaps not, but we believe Platinum Management would represent more shareholders than have been represented in the past. Investors should note that should Platinum fail to gain the board seat at the June 19th shareholder meeting, it is possible they could sell their shares in the open market further depressing the share price." *

Platinum urges Echo stockholders to vote for change by voting the GOLD proxy card today.  If you have any questions or need assistance, please call Morrow & Co., LLC at 800-662-5200 or (203) 658-9400.

*permission to use quotation was neither sought nor obtained.